Exhibit 99.3

News Release

Contact:	Media	Investors
	Mike McCoy	Kris Dickson
	(404) 588-7230	(404) 827-6714

For Immediate Release

April 21, 2011

SunTrust Banks, Inc., Announces Executive Leadership Transition

ATLANTA – SunTrust Banks, Inc. (NYSE: STI) today announced that the Company’s Board of Directors has named James M. Wells III Executive Chairman and William H. Rogers, Jr., President and Chief Executive Officer as part of a planned management transition. Transition of responsibilities and reporting relationships will begin immediately and formally conclude on June 1, 2011.

Mr. Wells – who was named Chief Executive Officer in 2007 and Chairman of the Board in 2009 – will serve through his planned retirement on December 31, 2011, and provide strategic oversight and counsel on company and regulatory matters to the Board and Mr. Rogers. Mr. Rogers, who was named President in 2008 and assumed the duties of Chief Operating Officer in 2010, adds oversight of the Company’s day-to-day operations and the Finance, Legal, Risk Management and Human Resources functions in his new role.

“The planned management succession we’re announcing today means that SunTrust’s clients, shareholders and communities will continue to benefit from the collaboration of two highly skilled and respected industry leaders,” said Douglas Ivester, lead director of the SunTrust Banks, Inc., Board of Directors. “Jim’s vision and steadfast focus continue to be greatly appreciated by the board and our shareholders. Under his leadership, SunTrust has emerged from the extraordinary economic challenges of the past several years as a stronger and more capable company – well positioned as a leader in today’s dynamic financial services industry. Bill Rogers has partnered with him in the introduction of a variety of new products, service improvement initiatives and growth strategies, and brings similarly robust banking experience, company knowledge and industry expertise to his new role. All of this bodes well for the company’s future and for those with a SunTrust relationship.”

-more-

Mr. Wells, 64, began his banking career in Richmond, Va., as a management trainee with United Virginia Bankshares. United Virginia later became Crestar Bank, where Mr. Wells last served as President. Crestar is now part of SunTrust Mid-Atlantic.

A graduate of the University of North Carolina at Chapel Hill, Mr. Wells also attended the ABA Stonier Graduate School of Banking at Rutgers University. He is active in community not-for- profit and educational institution boards and currently serves as a Director of the Federal Reserve Bank of Atlanta, Georgia Research Alliance, and the Operation HOPE National Board.

Prior to being named Chief Operating Officer in November 2010, Mr. Rogers, 53, served as President of SunTrust since December 2008. Previously, he served as Corporate Executive Vice President with executive oversight responsibilities for Commercial Real Estate Banking, Corporate & Investment Banking, Mortgage, Treasury & Payments Solutions and Wealth and Investment Management. Mr. Rogers began his career in 1980 in the commercial bank training program of Trust Company of Georgia, a SunTrust predecessor company. Throughout his career with SunTrust, he has held increasingly senior positions in corporate and commercial banking, corporate finance, retail banking and mortgage.

Mr. Rogers earned an MBA from Georgia State University and a Bachelor of Science in business administration from the University of North Carolina at Chapel Hill. He is on the board of directors and executive committee of the Boys & Girls Clubs of Metro Atlanta and serves as a Trustee Emeritus of The Lovett School and on the board, audit committee and compensation committee of Books-a-Million, Inc.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of December 31, 2010, SunTrust had total assets of $172.9 billion and total deposits of $123.0 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust’s Internet address is suntrust.com.

###